EXHIBIT 99.1



FOR IMMEDIATE RELEASE



Contacts:      Media                     Investors
               -----                     ---------

               Brad Burns                Scott Hamilton
               (800) 644-NEWS            (877) 624-9266



        WORLDCOM, INC. ANNOUNCES DELISTING BY NASDAQ OF ITS SECURITIES

CLINTON, Miss., July 29, 2002 - WorldCom, Inc. (WCOEQ, MCWEQ) today announced that a Nasdaq Listing Qualifications Panel had issued a written decision that, based on WorldCom's recent bankruptcy filing and the pending restatement of its financial statements for 2001 and the first quarter of 2002, WorldCom's WorldCom Group Common Stock, MCI Group Common Stock and 8% Cumulative Quarterly Income Preferred Securities, Series A, would be delisted from the Nasdaq Stock Market effective as of the opening of trading on July 30, 2002. WorldCom expects that its securities will trade on the Pink Sheets under the symbols WCOEQ, MCWEQ and MCPEQ following the delisting by Nasdaq.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.



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